Exhibit 10.2

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED BLACKROCK, INC.

1999 STOCK AWARD AND INCENTIVE PLAN

(Effective November 11, 2010)

This Amendment No. 1 is made to the Amended and Restated BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Incentive Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Incentive Plan.

In accordance with Section 3 of the Plan, the Management Development and Compensation Committee of BlackRock, Inc.’s Board of Directors at a meeting held on November 11, 2010 unanimously approved the following amendment to the Plan:

1.	Section 6(b)(vi) of the Incentive Plan is hereby amended in its entirety to read as follows:

(vi) Other Stock- or Cash-Based Awards. The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon the attainment of certain Performance Goals, so long as such goals relate to periods of performance in excess of one calendar year. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum payment that any Grantee who is a “covered employee” within the meaning of Section 162(m) may receive pursuant to a Cash-Based Award granted under this paragraph in respect of any single fiscal year during a performance period shall be $1,000,000. Payments earned hereunder may be decreased or increased in the sole discretion of the Committee based on such factors as it deems appropriate.

2.	Except as provided herein, the Incentive Plan shall remain in full force and effect.